Exhibit 99.1

CONTACT:	Corporate Communications 404-715-2554 news archive at news.delta.com Investor Relations 404-715-2170

Delta Reports Financial and Operating Performance for January 2014

ATLANTA, Feb 4, 2014 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for January 2014.

Consolidated passenger unit revenue (PRASM) for the month of January increased 5.0% year over year driven by continuing strong domestic demand and corporate revenue gains.  As a result of recent severe weather from Winter Storm Leon, Delta cancelled nearly 4,000 flights primarily at its hub in Atlanta. January’s PRASM includes 0.5 point of benefit from these weather-related cancellations.

“Delta’s employees are the best in the business, and I want thank them for their hard work and dedication during a major winter weather event,” said Richard Anderson, Delta’s CEO. “Despite the challenges of the weather, especially in Atlanta, Delta people remained committed to taking care of our customers.”

The company’s financial and operating performance is detailed below.

Preliminary Financial and Operating Results
January consolidated PRASM change year over year	5.0%
Projected March quarter fuel price per gallon, adjusted	$2.99 - $3.04
January mainline completion factor	95.3%
January on-time performance (preliminary DOT A14)	70.2%

Note: Fuel price includes taxes, transportation, settled hedges, hedge premiums and refinery impact, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves nearly 165 million customers each year. This year, Delta was named the 2014 Airline of the Year by Air Transport World magazine, marking the first time in a decade that a North American-based carrier has earned the distinction. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 322 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. Delta has invested billions of dollars in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2013.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of February 4, 2014, and which we have no current intention to update.

	Monthly Traffic Results (a)					Year to Date Traffic Results (a)
	Jan 2014	Jan 2013	Change			Jan 2014	Jan 2013	Change
RPMs (000):
Domestic	8,356,922	8,182,998	2.1%			8,356,922	8,182,998	2.1%
Delta Mainline	6,797,427	6,598,351	3.0%			6,797,427	6,598,351	3.0%
Regional	1,559,495	1,584,647	(1.6%	)		1,559,495	1,584,647	(1.6%	)
International	6,130,693	5,724,232	7.1%			6,130,693	5,724,232	7.1%
Latin America	1,578,841	1,282,864	23.1%			1,578,841	1,282,864	23.1%
Delta Mainline	1,547,255	1,262,964	22.5%			1,547,255	1,262,964	22.5%
Regional	31,586	19,900	58.7%			31,586	19,900	58.7%
Atlantic	2,486,203	2,444,870	1.7%			2,486,203	2,444,870	1.7%
Pacific	2,065,648	1,996,498	3.5%			2,065,648	1,996,498	3.5%
Total System	14,487,615	13,907,230	4.2%			14,487,615	13,907,230	4.2%

ASMs (000):
Domestic	10,420,172	10,461,863	(0.4%	)		10,420,172	10,461,863	(0.4%	)
Delta Mainline	8,299,871	8,215,137	1.0%			8,299,871	8,215,137	1.0%
Regional	2,120,301	2,246,726	(5.6%	)		2,120,301	2,246,726	(5.6%	)
International	7,421,261	7,063,186	5.1%			7,421,261	7,063,186	5.1%
Latin America	1,851,016	1,533,603	20.7%			1,851,016	1,533,603	20.7%
Delta Mainline	1,808,712	1,506,553	20.1%			1,808,712	1,506,553	20.1%
Regional	42,304	27,050	56.4%			42,304	27,050	56.4%
Atlantic	3,148,194	3,155,756	(0.2%	)		3,148,194	3,155,756	(0.2%	)
Pacific	2,422,051	2,373,827	2.0%			2,422,051	2,373,827	2.0%
Total System	17,841,433	17,525,049	1.8%			17,841,433	17,525,049	1.8%

Load Factor:
Domestic	80.2%	78.2%	2.0		pts	80.2%	78.2%	2.0		pts
Delta Mainline	81.9%	80.3%	1.6		pts	81.9%	80.3%	1.6		pts
Regional	73.6%	70.5%	3.1		pts	73.6%	70.5%	3.1		pts
International	82.6%	81.0%	1.6		pts	82.6%	81.0%	1.6		pts
Latin America	85.3%	83.7%	1.6		pts	85.3%	83.7%	1.6		pts
Delta Mainline	85.5%	83.8%	1.7		pts	85.5%	83.8%	1.7		pts
Regional	74.7%	73.6%	1.1		pts	74.7%	73.6%	1.1		pts
Atlantic	79.0%	77.5%	1.5		pts	79.0%	77.5%	1.5		pts
Pacific	85.3%	84.1%	1.2		pts	85.3%	84.1%	1.2		pts
Total System	81.2%	79.4%	1.8		pts	81.2%	79.4%	1.8		pts

Mainline Completion Factor	95.3%	99.5%	(4.2)		pts

Passengers Boarded	11,938,561	11,740,804	1.7%			11,938,561	11,740,804	1.7%

Cargo Ton Miles (000):	168,832	175,372	(3.7%	)		168,832	175,372	(3.7%	)

a  Results include flights operated under contract carrier arrangements